UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2020

LendingTree, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11115 Rushmore Drive Charlotte NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	TREE	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers.

On December 22, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of LendingTree, Inc. (the “Company”) approved the LendingTree Executive Severance Pay Plan (the “Plan”). Under the Plan, executives selected by the Company who have entered into a participation agreement (“participants”) may receive severance benefits upon a qualifying termination of employment. Severance benefits payable to a participant are based on the participant’s position and base pay as of his or her termination date. Each named executive officer of the Company is currently party to an employment agreement providing for exclusive severance benefits. Upon the expiration of the named executive officer’s employment agreement, he or she is expected to enter into a participation agreement and become a participant in the Plan, and any severance benefits payable to the named executive officer thereafter will be provided under the Plan.

Under the Plan, if a participant is determined by the Company to be a Tier A executive and the participant is terminated by the Company other than for cause, the Company will pay the participant cash severance equal to 12 months of base salary, payable in installments. In addition, the Company will cover 12 months of COBRA premiums for the participant and his or her eligible dependents and provide for accelerated vesting of the participant’s outstanding equity awards that would have vested during the 12-month period following the participant’s termination. In the event that the participant’s qualifying termination occurs within 12 months after a change in control of the Company, the Company will pay the participant cash severance equal to 2x the sum of 12 months of the participant’s base salary and the participant’s target annual bonus, as well as a prorated target annual bonus for the year of the qualifying termination, each payable in lump sum. In addition, the Company will cover 15 months of COBRA premiums for the participant and his or her eligible dependents. Upon the consummation of the change in control, the Company will also provide for full acceleration of the time-vesting requirements of all outstanding equity awards held by the participant, with the achievement of any performance vesting requirements to be determined at the time of the change in control based on the parameters set forth in the applicable award agreement or by the Compensation Committee, as applicable. Any equity awards held by the participant that do not become vested upon the consummation of the change in control based on the foregoing will be immediately forfeited without consideration. The named executive officers of the Company are expected to be Tier A executives.

A participant’s receipt of severance benefits under the Plan is subject to his or her execution and non-revocation of a release of claims and compliance with specified restrictive covenants.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is expected to be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2020.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingTree, Inc.

Dated: December 30, 2020	By:	/s/ Ryan S. Quinn
Ryan S. Quinn Senior Vice President, Co-General Counsel